Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares, Inc.	Contact: Ron Blevins
330 Hospital Road	Sr. V.P. and Chief Financial Officer
Tappahannock, VA 22560	Voice:804/443-8423
Fax: 804/445-1047
July 18, 2003
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record year-to-date net income and earnings per share, announced a dividend declaration, and reported total assets of $558 million, an increase of 11.4% over total assets one year ago.

The Company reported net income of $1.74 million or $0.36 per share for the quarter ended June 30, 2003, and $3.45 million or $0.71 per share for the six months ended June 30, 2003. For the quarter ended June 30, 2003, net income decreased $78 thousand or 4.3% from second quarter 2002 net income of $1.82 million. Earnings per share decreased $0.01 from $0.37 in the same quarter of the prior year. For the six months ended June 30, 2003, net income increased 0.6% and earnings per share increased 1.4%. Primary factors in the quarter and year-to-date net income have been an increase in net interest income, fueled by improved margins and an increase in assets, offset substantially by an increase in noninterest expense. On a year-to-date basis, noninterest expense increases include $982 thousand in salaries and benefits related to infrastructure development, the addition of a new office in Gloucester County in the first quarter and normal growth; $418 thousand in consultant fees related to the company-wide re-engineering project discussed in the Company’s 2002 Annual Report and which is nearing full implementation; $245 thousand in occupancy expense related to the new Gloucester office and depreciation expense on a new main frame computer installed in late 2002; and $165 thousand in director’s fees as the Company implemented a director stock grant program in June in lieu of director retainer fees.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 13.0% and 1.26%, respectively, for the quarter ended June 30, 2003, compared to 14.9% and 1.49%, respectively for the second quarter of 2002. Annualized ROE and ROA were 13.1% and 1.27%, respectively, for the six months ended June 30, 2003, compared to 14.3% and 1.44%, respectively, for the six months ended June 30, 2002.

Total assets increased by $39.7 million, compared to one year ago, reaching a record level of $558.9 million at June 30, 2003. Average loans of $414.1 million for the second quarter of 2003 were up 10.2% compared to $375.8 million in the second quarter of 2002. Average deposits of $473.5 million were an increase of 11.7% compared to $424.0 million in the same quarter of 2002. Consistent with the continuing slow economy, the Company’s nonperforming asset level increased in the second quarter. Nonperforming assets as a percentage of total loans increased to 1.08%, compared to 0.96% at March 31, 2003, 0.86% at December 31, 2002, and 1.05% at June 30, 2002. Annualized net charge-offs were 0.22% of average loans for the quarter and 0.15% for the first six months of 2003, compared to 0.24% in the second quarter of 2002, 0.18% for the first six months of 2002 and 0.26% for the full year 2002.

President and CEO Joe A. Shearin is also pleased to announce that the Board of Directors declared a dividend of $0.14 per share, payable August 8, 2003 to shareholders of record on July 28, 2003.

Shearin also reported “We successfully relocated our corporate staff and operations group into a new state-of-the-art operations center in Tappahannock during the July 4th weekend. This new facility gives us the needed space to continue with the highly successful re-engineering efforts currently underway at our company, while providing us with additional capacity as we bring on the branches that we are scheduled to acquire from First Virginia Bank during the third quarter. We continue to stay focused on creating “best practices” throughout our organization as we seek ways to maximize shareholder value while remaining competitive in the markets we serve.”

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 17 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, and Northumberland. On June 12, the Company announced the signing of a definitive agreement with BB&T Corporation and First Virginia Bank-Hampton Roads for its Southside Bank subsidiary to acquire three First Virginia branches with a projected completion date before the end of the third quarter of 2003. The Company expects the branches, located in Waverly, Surry and Courtland to add approximately $70 million in deposits to the Company and to be accretive to earnings in 2004. The Company’s stock trades on the NASDAQ SmallCap Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

Income Statements	Three Months Ended
	6/30/2003	6/30/2002
Interest income	$8,864	$8,612
Interest expense	2,539	3,045

Net interest income	6,325	5,567
Provision for loan losses	210	360
Noninterest income	882	801
Gain (loss) on securities sales	14	1
Noninterest expense	4,594	3,480
Income tax expense	678	712

Net income	$1,739	$1,817

Earnings per share, basic and assuming dilution	$0.36	$0.37
Selected Ratios
Return on average assets	1.26%	1.49%
Return on average equity	12.95%	14.92%
Net interest margin	4.96%	4.92%

	Six Months Ended
	6/30/2003	6/30/2002
Interest income	$17,637	$16,971
Interest expense	5,234	6,151

Net interest income	12,403	10,820
Provision for loan losses	507	785
Noninterest income	1,668	1,523
Gain (loss) on securities sales	90	3
Noninterest expense	8,863	6,848
Income tax expense	1,342	1,284

Net income	$3,449	$3,429

Earnings per share, basic and assuming dilution	$0.71	$0.70
Selected Ratios
Return on average assets	1.27%	1.44%
Return on average equity	13.08%	14.33%
Net interest margin	4.96%	4.92%

Balance Sheets	06/30/03	06/30/02
Loans, net of unearned interest	$423,401	$383,678
Total assets	557,971	500,740
Deposits	473,311	429,720
Federal Home Loan Bank borrowings	25,000	15,000
Shareholders’ equity	55,554	50,163
Book value per share	11.43	10.27
Asset Quality
Allowance for loan losses	5,957	5,691
Nonperforming assets	4,523	4,102
Net loan charge-offs, year-to-date	298	328
Loan loss reserve % of total loans	1.41%	1.48%
Nonperforming assets % of total	1.07%	1.05%
loans and other real estate

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